UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 5, 2014

OPEXA THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Texas	001-33004	76-0333165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2635 Technology Forest Blvd., The Woodlands, Texas	77381
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 272-9331
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.          Notice of Delisting or Failure to Satisfy Continued Listing Rule or Standard; Transfer of Listing.

On December 5, 2014, Opexa Therapeutics, Inc. (the “Company”) received a letter from the listing qualifications department staff of the NASDAQ Stock Market (“NASDAQ”) notifying the Company that for the last 30 consecutive business days the bid price of the Company’s common stock had closed below $1.00 per share, the minimum closing bid price required by the continued listing requirements of NASDAQ listing rule 5550(a)(2).

In accordance with listing rule 5810(c)(3)(A), the Company has 180 calendar days, or until June 3, 2015, to regain compliance with the minimum bid price rule.  To regain compliance, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of ten consecutive business days (or such longer period of time as the NASDAQ staff may require in some circumstances, but generally not more than 20 consecutive business days) before June 3, 2015.

If the Company’s common stock does not achieve compliance by June 3, 2015, the Company may be eligible for an additional 180-day period to regain compliance if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards, with the exception of the bid price requirement, and provides written notice to NASDAQ of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.  However, if it appears to the NASDAQ staff that the Company will not be able to cure the deficiency, or if the Company does not meet the other listing standards, NASDAQ could provide notice that the Company’s common stock will become subject to delisting.  In the event the Company receives notice that its common stock is being delisted, NASDAQ rules permit the Company to appeal any delisting determination by the NASDAQ staff to a Hearings Panel.

The Company currently meets the continued listing requirement for market value of publicly held shares and all other initial listing standards of the NASDAQ Stock Market, with the exception of the bid price requirement. The Company intends to actively monitor the closing bid price of its common stock between now and June 3, 2015 and will evaluate available options to resolve the deficiency and regain compliance with the minimum bid price rule.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:	December 9, 2014	OPEXA THERAPEUTICS, INC.

		By:	/s/ Neil K. Warma
Neil K. Warma
President and Chief Executive Officer

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